Filed pursuant to Rule No. 424(b)(3)
Registration Number 333-115148
Prospectus Supplement No. 9
DYNEGY INC.
$225,000,000
4.75% Convertible Subordinated Debentures Due 2023
And Shares Of Class A Common Stock Issuable
Upon Conversion of The Debentures
DYNEGY HOLDINGS INC.
Guarantee of 4.75% Convertible Subordinated Debentures Due 2023
     This prospectus supplement supplements the prospectus, dated August 2, 2004, of Dynegy Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders’ interests) of, among other things, up to $225,000,000 aggregate principal amount of our 4.75% Convertible Subordinated Debentures due 2023 and the shares of Class A common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.
     The table of selling securityholders contained in the prospectus is hereby modified to add the following:

Principal
Amount of
	Convertible				Percentage
	Debentures	Class A		Class A	of Class A
	Beneficially	Common	Class A	Common	Common
	Owned Before	Stock	Common	Stock	Stock
	the Offering	Owned	Stock	Owned	Owned
	and that May	Before the	that May	After the	After the
Name of Selling Security Holder	be Sold	Offering	be Sold	Offering	Offering
BP Amoco PLC Master Trust	$958,000	—	232,468	—	—
     Investing in the debentures or shares of Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 9 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 23, 2005.